Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports first quarter 2019 earnings from continuing operations of $378 million and earnings per share of $0.37
Delivers solid revenue and pre-tax pre-provision income growth over the prior year

BIRMINGHAM, Ala. - (BUSINESS WIRE) - April 18, 2019 - Regions Financial Corporation (NYSE:RF) today announced earnings for the first quarter ended March 31, 2019. The company reported net income from continuing operations available to common shareholders of $378 million and earnings per diluted share from continuing operations of $0.37. Total revenue grew 2 percent year-over-year while pre-tax pre-provision income(1) increased 11 percent over the same period. The company also generated 5 percent positive operating leverage on a reported basis and 4 percent on an adjusted basis(1).

“We began 2019 with positive momentum, delivering year-over-year growth in loans and total revenue as customer sentiment remains positive,” said John Turner, President and CEO. “We also reduced expenses and maintained stable but normalizing credit quality, while continuing to make smart investments in talent and technology to become more efficient and effective as we make banking easier for our customers. We are committed to generating consistent and sustainable long-term performance by focusing on our customers and actively managing our business through all economic cycles.”

SUMMARY OF FIRST QUARTER 2019 RESULTS:

	Quarter Ended
(amounts in millions, except per share data)	3/31/2019	12/31/2018	3/31/2018
Income from continuing operations (A)	$394	$406	$414
Income from discontinued operations, net of tax	—	—	—
Net income	394	406	414
Preferred dividends (B)	16	16	16
Net income available to common shareholders	$378	$390	$398
Net income from continuing operations available to common shareholders (A) – (B)	$378	$390	$398

Weighted-average diluted shares outstanding—during quarter	1,028	1,043	1,141
Actual shares outstanding—end of quarter	1,013	1,025	1,123

Diluted earnings per common share from continuing operations	$0.37	$0.37	$0.35

Diluted earnings per common share	$0.37	$0.37	$0.35

Non-GAAP adjusted items impacting earnings from continuing operations(1):
Pre-tax adjusted items:
Branch consolidation, property and equipment charges	$(6)	$(3)	$(3)
Salaries and benefits related to severance charges	(2)	(7)	(15)
Gain on sale of affordable housing residential mortgage loans	8	—	—
Securities gains (losses), net	(7)	—	—
Expenses associated with residential mortgage loan sale	—	—	(4)
Net provision benefit from residential mortgage loan sale	—	—	16
Leveraged lease termination gains	—	—	4

Diluted EPS impact*	$—	$(0.01)	$—

* Based on income taxes at an approximate 25% incremental rate beginning in 2018. Tax rates associated with leveraged lease terminations are incrementally higher based on their structure.

Non-GAAP adjusted items(1) impacting the company's earnings are meant to assist investors in analyzing Regions' operating results on the same basis as that applied by management, and provide a basis to predict future performance.

Non-GAAP adjusted items(1) in the first quarter include charges associated with the company's continued focus on increasing organizational efficiency and effectiveness, including refining the branch network. The company incurred $2 million of severance expense, as well as $6 million of expenses associated with branch consolidations and property and equipment charges.

In addition, the company recorded an $8 million gain in the first quarter associated with the sale of $167 million of affordable housing residential mortgage loans. The company also incurred a $7 million net loss attributable primarily to the sale of certain lower-yielding investment securities.

First quarter 2019 results compared to fourth quarter 2018:

•	Net interest income and other financing income decreased 1 percent, and net interest margin decreased 2 basis points to 3.53 percent.

•	Non-interest income increased 4 percent on a reported and adjusted basis(1).

•	Non-interest expense increased 1 percent on a reported and adjusted basis(1).

•	Regions reported an efficiency ratio of 58.8 percent, and 58.3 percent on an adjusted basis(1), increases of 10 and 20 basis points, respectively.

•	Effective income tax rate increased from 17.4 percent to 21.0 percent.

•	Average loans and leases increased 2 percent to $83.7 billion; adjusted(1) loans and leases also increased 2 percent.

◦	Business lending balances increased 4 percent on a reported and adjusted(1) basis.

◦	Consumer lending balances decreased 1 percent on a reported basis, but remained relatively stable on an adjusted basis(1).

•	Average deposits increased 1 percent to $94.2 billion.

•	Annualized net charge-offs improved 8 basis points to 0.38 percent of average loans.

•	Non-performing loans, excluding loans held for sale, increased 2 basis points to 0.62 percent of loans outstanding.

•	Allowance for loan and lease losses remained unchanged at 1.01 percent of total loans.

•	Allowance for loan and lease losses as a percent of non-performing loans decreased to 163 percent from 169 percent.

•	Business services criticized loans increased $197 million, and total troubled debt restructured loans, excluding loans held for sale, increased $27 million.

First quarter 2019 results compared to first quarter 2018:

•	Net interest income and other financing income increased 4 percent; net interest margin increased 7 basis points.

•	Non-interest income decreased 1 percent on a reported basis and less than 1 percent on an adjusted basis(1).

•	Non-interest expense decreased 3 percent on a reported basis, and 1 percent on an adjusted basis(1).

•	Regions reported an efficiency ratio of 58.8 percent, and 58.3 percent on an adjusted basis(1), an improvement of 310 and 220 basis points, respectively.

•	Regions generated positive operating leverage, on a tax-equivalent basis, of 5.1 percent on a reported basis, and 3.8 percent on an adjusted basis(1).

•	Effective income tax rate decreased from 23.6 percent to 21.0 percent.

•	Average loans and leases increased 5 percent on a reported and adjusted basis(1).

◦	Business lending balances increased 8 percent on a reported and adjusted(1) basis.

◦	Consumer lending balances remained relatively stable on a reported basis and increased 2 percent on an adjusted basis(1).

•	Average deposits decreased 1 percent.

•	Reported annualized net charge-offs improved 4 basis points to 0.38 percent of average loans. Adjusted(1) annualized net charge-offs improved 2 basis points.

•	Non-performing loans, excluding loans held for sale, decreased 13 basis points to 0.62 percent of loans outstanding.

•
Business services criticized loans decreased $104 million, including a $242 million decrease in business services classified loans, while total troubled debt restructured loans, excluding loans held for sale, decreased $240 million.

Total revenue from continuing operations

	Quarter Ended
($ amounts in millions)	3/31/2019	12/31/2018	3/31/2018	1Q19 vs. 4Q18		1Q19 vs. 1Q18
Net interest income and other financing income	$948	$958	$909	$(10)	(1.0)%	$39	4.3%
Taxable equivalent adjustment	13	13	13	—	NM	—	NM
Net interest income and other financing income, taxable equivalent basis	$961	$971	$922	$(10)	(1.0)%	$39	4.2%
Net interest margin (FTE)	3.53%	3.55%	3.46%

Non-interest income:
Service charges on deposit accounts	$175	$185	$171	$(10)	(5.4)%	4	2.3%
Card and ATM fees	109	111	104	(2)	(1.8)%	5	4.8%
Wealth management income	76	77	75	(1)	(1.3)%	1	1.3%
Capital markets income	42	50	50	(8)	(16.0)%	(8)	(16.0)%
Mortgage Income	27	30	38	(3)	(10.0)%	(11)	(28.9)%
Commercial credit fee income	18	19	17	(1)	(5.3)%	1	5.9%
Bank-owned life insurance	23	12	17	11	91.7%	6	35.3%
Securities gains (losses), net	(7)	—	—	(7)	NM	(7)	NM
Market value adjustments on employee benefit assets - defined benefit	5	(7)	(1)	12	(171.4)%	6	NM
Market value adjustments on employee benefit assets - other*	(1)	(8)	—	7	(87.5)%	(1)	NM
Other	35	12	36	23	191.7%	(1)	(2.8)%
Non-interest income	$502	$481	$507	$21	4.4%	$(5)	(1.0)%
Total revenue	$1,450	$1,439	$1,416	$11	0.8%	$34	2.4%

Adjusted total revenue (non-GAAP)(1)	$1,449	$1,439	$1,412	$10	0.7%	$37	2.6%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee benefits that are offset within salaries and employee benefits expense.

Comparison of first quarter 2019 to fourth quarter 2018
Total revenue of approximately $1.4 billion in the first quarter increased approximately 1 percent on a reported and adjusted basis(1) compared to the prior quarter.

Net interest income and other financing income decreased $10 million or 1 percent over the prior quarter and net interest margin decreased 2 basis points to 3.53 percent. Net interest margin and net interest income and other financing income benefited from higher interest rates offset by higher funding costs, including the impact from a parent company debt issuance. Net interest income and other financing income also benefited from higher average loan balances, but was negatively impacted by two fewer days in the quarter.

Non-interest income increased $21 million or 4 percent on a reported basis, and $20 million on an adjusted basis(1).

Significant asset valuation declines experienced in the fourth quarter associated with market volatility improved in the first quarter. Favorable market value adjustments on total employee benefit assets increased $19 million, while also contributing to an $11 million increase in bank-owned life insurance income. The increase in bank-owned life insurance income also included additional claims income compared to the prior quarter.

Service charges and card and ATM fees declined 5 percent and 2 percent, respectively, reflecting seasonality and fewer days in the quarter. Capital markets income decreased 16 percent attributable primarily to both lower loan syndication income and fees generated from the placement of permanent financing for real estate customers partially offset by an increase in merger and acquisition advisory services and higher revenues associated with debt underwriting. Mortgage production and sales revenue increased compared to the prior quarter; however, total mortgage income decreased 10 percent, primarily due to lower hedging and valuation adjustments on residential mortgage servicing rights. Wealth management income decreased 1 percent driven by lower investment management and trust fees partially offset by higher investment services fees.

The increase in other non-interest income includes an $8 million gain associated with the sale of $167 million of affordable housing residential mortgage loans late in the first quarter. In addition, fourth quarter other non-interest income included a net $3 million decline in the value of certain equity investments and a net $5 million loss associated with impairment or disposal of lease assets.

Comparison of first quarter 2019 to first quarter 2018
Total revenue increased 2 percent on a reported basis and 3 percent on an adjusted basis(1) compared to the first quarter of 2018.

Net interest income and other financing income increased 4 percent, and net interest margin increased 7 basis points. Net interest margin and net interest income and other financing income benefited primarily from higher interest rates partially offset by higher funding costs, as well as favorable remixing within the consumer loan portfolio into higher yielding products. Net interest income and other financing income also benefited from higher average loan balances.

Non-interest income decreased 1 percent on a reported basis and less than 1 percent on an adjusted basis(1).

Service charges income increased 2 percent reflecting continued customer account growth, and card and ATM fees increased 5 percent primarily due to higher interchange revenue associated with increased transactions and new account growth. Wealth management income increased 1 percent led by growth in investment services income, and bank-owned life insurance increased 35 percent reflecting market value recoveries of underlying assets during the first quarter of 2019.

Offsetting these increases, capital markets income decreased 16 percent due primarily to lower fees generated from the placement of permanent financing for real estate customers partially offset by an increase in merger and acquisition advisory services. Mortgage servicing income increased during the period; however, total mortgage income decreased 29 percent attributable primarily to lower hedging and valuation adjustments on residential mortgage servicing rights, as well as a decrease in production and sales revenue.

Non-interest expense from continuing operations

	Quarter Ended
($ amounts in millions)	3/31/2019	12/31/2018	3/31/2018	1Q19 vs. 4Q18		1Q19 vs. 1Q18
Salaries and employee benefits	$478	$468	$495	$10	2.1%	$(17)	(3.4)%
Net occupancy expense	82	86	83	(4)	(4.7)%	(1)	(1.2)%
Furniture and equipment expense	76	82	81	(6)	(7.3)%	(5)	(6.2)%
Outside services	45	46	47	(1)	(2.2)%	(2)	(4.3)%
Professional, legal and regulatory expenses	20	27	27	(7)	(25.9)%	(7)	(25.9)%
Marketing	23	21	26	2	9.5%	(3)	(11.5)%
FDIC insurance assessments	13	14	24	(1)	(7.1)%	(11)	(45.8)%
Credit/checkcard expenses	16	13	13	3	23.1%	3	23.1%
Branch consolidation, property and equipment charges	6	3	3	3	100.0%	3	100.0%
Visa class B shares expense	4	(2)	2	6	(300.0)%	2	100.0%
Provision (credit) for unfunded credit losses	(1)	1	(4)	(2)	(200.0)%	3	(75.0)%
Other	98	94	87	4	4.3%	11	12.6%
Total non-interest expense from continuing operations	$860	$853	$884	$7	0.8%	$(24)	(2.7)%
Total adjusted non-interest expense(1)	$852	$843	$862	$9	1.1%	$(10)	(1.2)%

NM - Not Meaningful

Comparison of first quarter 2019 to fourth quarter 2018
Non-interest expense increased 1 percent on a reported and adjusted basis(1) compared to the fourth quarter. Salaries and benefits increased 2 percent reflecting seasonally higher payroll taxes. Expense associated with Visa class B shares sold in a prior year also increased during the quarter.

Partially offsetting these increases, occupancy expense decreased 5 percent primarily due to fourth quarter storm-related charges associated with Hurricane Michael. Furniture and equipment expense decreased 7 percent primarily due to a benefit in property taxes recorded during the quarter, and professional fees decreased 26 percent driven primarily by a reduction in consulting fees.

The company's reported first quarter efficiency ratio was 58.8 percent and 58.3 percent on an adjusted basis(1), an increase of 10 and 20 basis points, respectively. The effective tax rate was approximately 21 percent reflecting an increase attributable to beneficial adjustments for certain state tax matters and retrospective tax accounting method changes recognized in the fourth quarter.

Comparison of first quarter 2019 to first quarter 2018
Non-interest expense decreased 3 percent on a reported basis and 1 percent on an adjusted basis(1) compared to the first quarter of the prior year.

Salaries and benefits decreased 3 percent on a reported basis, and 1 percent excluding the impact of severance charges, reflecting the impact of staffing reductions. Staffing levels declined by 610 full-time equivalent positions or 3 percent from the first quarter of the prior year. FDIC insurance assessments decreased 46 percent reflecting the discontinuation of the FDIC's surcharge, and professional fees decreased 26 percent driven primarily by lower consulting fees.

Other non-interest expense increased $11 million driven primarily by an increase in non-service related pension costs associated with a lower discount rate, as well as higher operational losses.

Loans and Leases

	Average Balances

($ amounts in millions)	1Q19	4Q18	1Q18	1Q19 vs. 4Q18		1Q19 vs. 1Q18
Commercial and industrial	$39,999	$38,111	$36,464	$1,888	5.0%	$3,535	9.7%
Commercial real estate—owner-occupied	5,969	6,196	6,435	(227)	(3.7)%	(466)	(7.2)%
Investor real estate	6,550	6,090	5,720	460	7.6%	830	14.5%
Business Lending	52,518	50,397	48,619	2,121	4.2%	3,899	8.0%
Residential first mortgage*	14,203	14,230	13,977	(27)	(0.2)%	226	1.6%
Home equity	9,135	9,335	10,041	(200)	(2.1)%	(906)	(9.0)%
Indirect—vehicles	2,924	3,109	3,309	(185)	(6.0)%	(385)	(11.6)%
Indirect—other consumer	2,429	2,287	1,531	142	6.2%	898	58.7%
Consumer credit card	1,304	1,298	1,257	6	0.5%	47	3.7%
Other consumer	1,212	1,217	1,157	(5)	(0.4)%	55	4.8%
Consumer Lending	31,207	31,476	31,272	(269)	(0.9)%	(65)	(0.2)%
Total Loans	$83,725	$81,873	$79,891	$1,852	2.3%	$3,834	4.8%

Adjusted Business Lending (non-GAAP)	$52,518	$50,649	$48,827	$1,869	3.7%	$3,691	7.6%
Adjusted Consumer Lending (non-GAAP)(1)	28,283	28,367	27,799	(84)	(0.3)%	484	1.7%
Adjusted Total Loans (non-GAAP)(1)	$80,801	$79,016	$76,626	$1,785	2.3%	$4,175	5.4%

NM - Not meaningful.
* Average residential first mortgage balances include the impact of a $167 million loan sale at the end of the first quarter of 2019, and a $254 million loan sale during the first quarter of 2018.

Comparison of first quarter 2019 to fourth quarter 2018
Average loans and leases increased 2 percent to $83.7 billion in the first quarter. Adjusted(1) average loans and leases also increased 2 percent reflecting broad-based growth across the business lending portfolio and relatively stable balances across the consumer lending portfolio.

Adjusted(1) average balances in the business lending portfolio increased 4 percent led by adjusted(1) growth in commercial and industrial loans that was broad-based across industry sectors and geographic markets. This growth was driven by specialized lending, diversified lending, and real-estate investment trust portfolios. Owner-occupied commercial real estate loans decreased 4 percent, while investor real estate loans increased 8 percent driven primarily by a reclassification of approximately $345 million of senior assisted living balances from owner-occupied commercial real estate loans into investor real estate loans at the end of 2018. Excluding the impact of this reclassification, investor real estate loans increased approximately 3 percent driven by growth in term real estate lending.

Adjusted(1) average consumer loans remained relatively stable as growth in indirect-other consumer and consumer credit card was offset by a decline in home equity lending.

Comparison of first quarter 2019 to first quarter 2018
Average loans and leases increased 5 percent on a reported and adjusted(1) basis compared to the first quarter of 2018.

Adjusted(1) average balances in the business lending portfolio increased 8 percent led by 9 percent adjusted(1) growth in commercial and industrial loans. Owner-occupied commercial real estate loans declined 7 percent, while investor real estate loans increased 15 percent. Excluding the impact of the senior assisted living loan reclassification discussed previously, investor real estate loans increased approximately 8 percent driven primarily by growth in term real estate lending. This growth reflects the company's strategy to achieve better balance across term and construction lending.

Adjusted(1) average consumer balances increased 2 percent as growth in indirect-other consumer, residential first mortgage, consumer credit card, and other consumer loans was partially offset by declines in home equity lending.

Deposits

	Average Balances

($ amounts in millions)	1Q19	4Q18	1Q18	1Q19 vs. 4Q18		1Q19 vs. 1Q18
Customer low-cost deposits	$86,046	$86,141	$88,615	$(95)	(0.1)%	$(2,569)	(2.9)%
Customer time deposits	7,471	6,792	6,762	679	10.0%	709	10.5%
Corporate treasury time deposits	496	87	25	409	470.1%	471	NM
Corporate treasury other deposits	157	139	26	18	12.9%	131	NM
Total Deposits	$94,170	$93,159	$95,428	$1,011	1.1%	$(1,258)	(1.3)%

($ amounts in millions)	1Q19	4Q18	1Q18	1Q19 vs. 4Q18		1Q19 vs. 1Q18
Consumer Bank Segment	$57,952	$57,366	$57,146	$586	1.0%	$806	1.4%
Corporate Bank Segment	26,904	26,323	27,672	581	2.2%	(768)	(2.8)%
Wealth Management Segment	7,948	8,027	8,942	(79)	(1.0)%	(994)	(11.1)%
Other	1,366	1,443	1,668	(77)	(5.3)%	(302)	(18.1)%
Total Deposits	$94,170	$93,159	$95,428	$1,011	1.1%	$(1,258)	(1.3)%

Comparison of first quarter 2019 to fourth quarter 2018
Total average deposit balances increased 1 percent to $94.2 billion in the first quarter attributable primarily to growth in time deposits.

Average deposits in the Consumer segment increased $586 million or 1 percent and Corporate segment average deposits increased $581 million or 2 percent. Average deposits declined approximately 1 percent in the Wealth Management segment due primarily to the ongoing strategic reductions of certain collateralized deposits. Average deposits in the Other segment also decreased 5 percent.

Comparison of first quarter 2019 to first quarter 2018
Total average deposit balances decreased 1 percent from the prior year as reductions in customer low-cost deposits were partially offset by growth in time deposits.

Growth in average Consumer segment deposits was offset by strategic reductions in Wealth Management and Other segment deposits. In addition, Corporate segment deposits decreased 3 percent primarily due to customers using liquidity to pay down debt or invest in their businesses.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	3/31/2019	12/31/2018	3/31/2018
ALL/Loans, net	1.01%	1.01%	1.05%
Allowance for loan losses to non-performing loans, excluding loans held for sale	163%	169%	140%
Net loan charge-offs as a % of average loans, annualized	0.38%	0.46%	0.42%
Adjusted net loan charge-offs as a % of average loans (non-GAAP), annualized(1)	0.38%	0.46%	0.40%
Non-accrual loans, excluding loans held for sale/Loans, net	0.62%	0.60%	0.75%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale	0.71%	0.68%	0.85%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale*	0.88%	0.85%	1.02%
Total TDRs, excluding loans held for sale	$756	$729	$996
Total Criticized Loans—Business Services**	$2,119	$1,922	$2,223
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Comparison of first quarter 2019 to fourth quarter 2018
In line with the company's expectations, asset quality remained stable while continuing to normalize during the first quarter. Annualized net charge-offs improved 8 basis points to 0.38 percent of average loans. Including the impact of loan growth, the provision for loan losses exceeded net charge-offs resulting in an allowance for loan and lease losses equal to 1.01 percent of total loans outstanding and 163 percent of total non-accrual loans. Total delinquent loans, excluding government guaranteed mortgages decreased $102 million as loans 30-89 days past due decreased $106 million, while loans 90 days or more past due increased modestly. Total non-performing loans, excluding loans held for sale, increased 2 basis points to 0.62 percent of loans outstanding. Business services criticized and total troubled debt restructured loans, excluding loans held for sale increased $197 million and $27 million, respectively. These metrics include the results of a recently concluded bi-annual Shared National Credit regulatory examination. While overall asset quality remains within the company's stated risk appetite, volatility in certain credit metrics can be expected.

Comparison of first quarter 2019 to first quarter 2018
Annualized net charge-offs improved 4 basis points on a reported basis and 2 basis points on an adjusted basis(1) compared to the first quarter of 2018, while the allowance for loan and lease losses as a percent of total loans decreased 4 basis points. Total non-performing loans, excluding loans held for sale, decreased 13 basis points to 0.62 percent of loans outstanding. Total business services criticized loans decreased $104 million, including a $242 million decline in classified loans. In addition, total troubled debt restructured loans, excluding loans held for sale, decreased $240 million.

Capital and liquidity

	As of and for Quarter Ended
	3/31/2019	12/31/2018	3/31/2018
Basel III Common Equity Tier 1 ratio(2)	9.8%	9.9%	11.1%
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)	9.7%	9.8%	11.0%
Tier 1 capital ratio(2)	10.6%	10.7%	11.9%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	7.95%	7.80%	8.54%
Tangible common book value per share (non-GAAP)(1)*	$9.72	$9.19	$8.98
* Recent improvement in tangible common book value per share includes the impact of quarterly earnings, as well as improvement to market value adjustments within accumulated other comprehensive income, offset by continued capital returns.

Under the Basel III capital rules, Regions’ estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 10.6 percent and 9.8 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2) was estimated at 9.7 percent on a fully phased-in basis.

During the first quarter, the company repurchased 12.2 million shares of common stock for a total of $190 million through open market purchases and declared $142 million in dividends to common shareholders. In February, Regions received notice from the Federal Reserve that it was not required to participate in the 2019 Comprehensive Capital Analysis and Review (CCAR). However, as required the company submitted its planned capital actions for the third quarter of 2019 through the second quarter of 2020 in early April. Capital actions submitted provide a path for the company to achieve its targeted Common Equity Tier 1 ratio of 9.5 percent this year, and remain subject to approval by the company’s Board of Directors. The company’s loan-to-deposit ratio at the end of the first quarter was 88 percent, and as of quarter-end the company remained fully compliant with the liquidity coverage ratio rule.

(1)	Non-GAAP; refer to pages 6, 9, 10, 13, 19, and 22 of the financial supplement to this earnings release.

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Thursday, April 18, 2019, at 2 p.m. ET through Saturday, May 18, 2019. To listen by telephone, please dial 1-855-859-2056, and use access code 3058027. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $129 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of possible declines in property values, increases in unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

•
Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•
Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

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Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.

•
The effect of changes in tax laws, including the effect of Tax Reform and any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to stockholders.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

•
Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

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Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.

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Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

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Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our ability to obtain a regulatory non-objection (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance and intensity of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the LCR rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The risks and uncertainties related to our acquisition or divestiture of businesses.

•	The success of our marketing efforts in attracting and retaining customers.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.

•	Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms.

•	The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

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Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.

•	Our ability to realize our adjusted efficiency ratio target as part of our expense management initiatives.

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Possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments, and loans.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

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Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.

•	Other risks identified from time to time in reports that we file with the SEC.

•	Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC.
The words "future," “anticipates,” "assumes," “intends,” “plans,” “seeks,” “believes,” "predicts," "potential," "objectives," “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” "would," “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.
Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income and other financing income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance